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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   Form 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
   Under Sections 13 and 15(d) of the Securities and Exchange Act of 1934.

    Commission File Number    1-23111
                           -----------------------------------------------------

                          MONTEREY RESOURCES, INC.
           (Exact name of registrant as specified in its charter)

                             5201 TRUXTON AVENUE
                        BAKERSFIELD, CALIFORNIA 93309
                               (805) 322-3992
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
          (Title of each class of securities covered by this Form)

                                    NONE
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty file reports:

Rule 12g-4(a)(1)(i)   /X/              Rule 12h-3(b)(1)(ii)    / /
Rule 12g-4(a)(1)(ii)  / /              Rule 12-4h(b)(2)(i)     / /
Rule 12g-4(a)(2)(i)   / /              Rule 12-4h(b)(2)(ii)    / /
Rule 12g-4(a)(2)(ii)  / /              Rule 15d-6              / /
Rule 12g-3(b)(1)(i)   / /

     Approximate number of holders of record as of the certification or notice date: one (1)

     Pursuant to the requirements of the Securities and Exchange Act of 1934 Monterey Resources, Inc. had caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    November 5, 1997              By:  /s/ Terry L. Anderson
     ----------------------------         --------------------------------
                                           Terry L. Anderson
                                           Vice President -- Law, General
                                           Counsel and Secretary